Exhibit 10.1

SUPPLY AGREEMENT

Dated:  April 26, 2006

BETWEEN:

(1)           Digital Angel Corporation 490 Villaume Avenue, South St. Paul, MN 55075-2443 USA (hereinafter called DAC)

(2)           Raytheon Microelectronics Espana, S.A. Parque Tecnologico de Andalucia, Avda. Juan Lopez de Penalver, 12 Malaga. (hereinafter called RME)

WHEREAS:

RME and DAC are parties to a Supply Agreement dated June 19, 2003 which expires on June 30, 2006 (the “2003 Agreement”), and the parties want to negotiate a new agreement that reflects the changes to the business since the execution of the 2003 Agreement; and

WHEREAS:

The parties desire to assure that the sale of the Products pursuant to this Agreement includes the right for DAC and the subsequent purchasers and users of the Products to use for the intended purpose(s) Intellectual Property that may be owned by RME or its Affiliates that relates exclusively to the design, manufacture or distribution of the Products.

IT IS AGREED:

1.             Definitions

1.1        “Affiliate” means any person, partnership, joint venture, corporation or other form of enterprise, domestic or foreign, including but not limited to subsidiaries, that directly or indirectly, control, are controlled by, or are under common control with a party.

1.2        “Confidential Information” means nonpublic information that RME or DAC (“Disclosing Party”) designates as being confidential at the time of disclosure, by suitable legend to the party that receives such information (“Receiving Party”) that has or could have commercial value in the business or prospective business of Disclosing Party, or which, under the circumstances surrounding disclosure ought to be treated as confidential by the Receiving Party.  “Confidential Information” includes, without limitation, information in tangible or intangible form relating to and/or including released or unreleased Disclosing Party technology, software or hardware products, the marketing or promotion of any Disclosing Party product, Disclosing Party’s business policies, financial information, contracts, records, or practices, and information received from others that Disclosing Party is obligated to treat as confidential.  Except as otherwise indicated in this Agreement, the term “Disclosing Party” also includes all Affiliates of the Disclosing Party and, except as otherwise indicated, the term “Receiving Party” also includes all Affiliates of the Receiving Party.  An “Affiliate” means any person, partnership, joint venture, corporation or other form of enterprise, domestic or foreign, including but not limited to subsidiaries, that directly or indirectly, control, are controlled by, or are under common control with a party.    Confidential Information shall not include any information, however designated, that:  (i) is or subsequently becomes publicly available without Receiving Party’s breach of any obligation owed Disclosing Party; (ii) became known to Receiving Party prior to Disclosing Party’s disclosure of such information to Receiving Party pursuant to the terms of this Agreement; (iii) became known to

Receiving Party from a source other than Disclosing Party other than by the breach of an obligation of confidentiality owed to Disclosing Party; or (iv) is independently developed by Receiving Party.

1.3        “Intellectual Property” means any and all intellectual property held by a party or any Affiliate of a party, including but not limited to patents, licenses of patented technology, trademarks, exclusively copyrights, trade secrets, and know-how to the extent that such Intellectual Property relates to the manufacture or distribution of the Products.

1.4        “Products” means glass encapsulated, syringe-implantable transponders, regardless of operating frequency for use in animals, human beings and inanimate objects carried on or worn by animals and human beings

1.5        “Specifications” means all documentation related to the operating performance, design, manufacture or use of the Products, whether developed by RME or DAC.

2.             Terms and Conditions of Supply

2.1           DAC shall purchase products in accordance with the terms set forth in Clause 3 below and RME shall manufacture and supply the products , in accordance with the Specifications in existence at the time of the order release RME shall ensure that the materials procured by RME and RME’s manufacturing of the Products shall remain competitive with regard to price, quality and other terms.

2.2           This Agreement shall be effective from April 26, 2006 and except as provided by clause 17 below, shall continue until June 30th 2010.

2.3           Any modification to this Agreement shall be made by written agreement between DAC and RME.

2.4           RME will be DAC’s preferred supplier of the Products for the duration of this agreement provided RME’s pricing remains market competitive.  Notwithstanding the foregoing, DAC reserves the right to purchase components for the Products from any supplier/vendor including RME’s suppliers/vendors.

2.5           DAC may review and audit the components used by RME and/or its suppliers for compliance with the terms and conditions of this Agreement.  In connection with any such audit, DAC shall be provided with copies of any documents reasonably requested by DAC.

3.             Orders and Forecast

3.1           In the last week of each calendar month, DAC shall send RME a 12 month non-binding rolling forecast.

3.2           DAC will place orders covering at least 90 days horizon.

3.3           At the time of receiving the rolling forecast, RME will also order long lead time parts needed to cover the quantity indicated in the forecast for the fourth month forward +/- 25%.

3.4           DAC is committed to lead times as agreed between the parties and will therefore bear responsibility for the long lead materials defined in 3.3 above if not consumed as forecasted

3.5           RME will do its best to manage requested changes in the 90 days horizon to reflect DAC’s demand changes.

4.             Suppliers

4.1           RME and DAC will set a formal vendor approval process with the participation of both parties.

4.2           The vendor approval process shall endeavor to establish that DAC representatives will have full access to the facilities of RME/DAC approved suppliers.

5.             Production

5.1           RME shall operate a quality system to the requirements of EN ISO 9001 or agreed equivalent.

5.2           RME shall operate a first in first out policy on all components used in the Products manufactured for DAC.

5.3           RME shall be responsible for implementing the Specification to manufacture the Products and ensuring the Products comply with the Specification.

5.3.1        RME will strive to improve the yield of all of the assembly processes involved in the manufacturing of DAC products.  Any yield improvement below 4% will be shared equally between RME and DAC.

6.             RME support

6.1           RME will continue supporting DAC prototype build and new product introduction.

6.2           RME will continue supporting and collaborating with DAC Engineering on a daily basis to improve product performance and design and process development.

6.3           A project team including at least a program manager, 2 process engineers, a test engineer, a quality engineer and a supply chain engineer will be in charge of the whole program.

6.4           The program manager assigned to the project will be in charge of the coordination, monitoring and daily activities for the operations and in dealing with suppliers.

6.5           RME will provide DAC with bills of materials and general process flow information for DAC internal use and to be submitted to DAC Head Office at St Paul MN when required.  These documents and its content are covered by the Confidentiality requirements in article 18 as well as signed off RME-DAC non-disclosure agreement and cannot be transferred to others.

6.6           RME will provide a customer advocate in order to communicate DAC’s desires to the appropriate RME personnel, as required.

7.             Engineering Change Orders “ECOs”

7.1           RME will not make any changes to the Specifications without DAC written authorization.

7.2           If DAC issues a written Engineering Change Order (“ECO”) to the Specifications, RME will apply such ECO to the relevant Products for all subsequent deliveries.

7.3           DAC will be responsible to RME for the cost of components specific to DAC products made obsolete as a consequence of an ECO.  If components affected by ECO are already assembled into product, DAC will accept those products already manufactured.

7.4           RME will use its reasonable endeavours to mitigate such cost.  All such costs shall be agreed prior to implementation of the ECO.

7.5           RME may request changes to the Specification (“ECR”).  ECRs will be accompanied by an evaluation of cost impact and all other relevant data.  ECRs will not be binding on DAC until expressly accepted in writing by DAC as an ECO.

8.             Materials

8.1           DAC shall have the right, at its discretion, to provide components to RME at cost and invoice RME for such components; in turn RME will invoice DAC at the same cost plus 5.5% charge as described in paragraph 11.3 , thereby incorporating the supplied component costs within the total unit cost charged to DAC. It is acknowledged and agreed that DAC will bear complete responsibility for the components that it provides and that RME will be excused and compensated for any non-conformance, including but not limited to delays in delivery, scrap, yield or quality issues as a result of any components that are provided by DAC, or which fail to be provided to RME in a timely manner. This situation only could happen for new products at prototype or new product introduction stages. This situation will not apply to the current products.

8.2           Except to the extent that DAC provides components to RME pursuant to Clause 8.1 above, RME will have full responsibility on the supply of the parts of all the current transponder Products.

9.             DAC Automated equipment and tooling provided to or by RME

9.1           Schedule 9.1 sets forth the automated equipment and tooling, used in the production of the Products, that are owned by DAC but located in the RME facilities (the “DAC-Owned Equipment”).  Schedule 9.1 sets forth the automated equipment and tooling, used in the production of the Products that are owned by RME (the RME-Owned Equipment”).

9.2           The DAC-Owned Equipment shall remain the property of DAC at all times and can be recovered from RME provided ten day’s notice is given and further provided that such removal will not impact RME’s current production obligations for the Products

9.3           RME shall pay DAC the replacement cost of all lost of damaged DAC-Owned Equipment.

9.4           RME shall keep the DAC-Owned Equipment properly maintained and calibrated at DAC’s cost (such cost to be the direct cost incurred by RME for parts and supplies and other mutually agreeable items, but excluding labor costs) provided that RME provide DAC with a written quotation and obtain DAC’s prior written approval before calibration is carried out.  DAC will ensure such calibration is carried out in a timely manner to ensure production output is not delayed.

9.5           DAC-Owned Equipment shall not be removed from RME’s premises without DAC’s written notice.

9.6           DAC-Owned Equipment shall not be used for manufacturing products or subassemblies for third parties without DAC’s prior written approval.

9.7           Upon termination of this Agreement, DAC shall have the right, having given 10 day’s notice in writing to enter RME premises, to remove any DAC-Owned Equipment not returned to DAC when requested.

10.           Outsourcing decisions

RME may outsource the assembly of all Products covered by this agreement with the exception of Products incorporating the Super 12 technology, provided the subcontractors are approved by both RME and DAC, and provided such subcontractor has signed a non compete and confidentiality agreement acceptable to RME and DAC prior to the performance of any work.

11.           Price

11.1         RME material purchasing cost will be reported to DAC at any time that it is requested.

11.2         RME will strive to continually get the best competitive pricing from all the suppliers and to develop the highest quality and competitive suppliers.

11.3         At the time of taking over responsibility on the supply of all the components of the bill of material of DAC products including coils and circuits, RME will include in the price of the finished Product the actual cost to RME of components for the Products, labor costs incurred by RME plus a fee equal to 5.5% of the actual cost of the components for the Products purchased by DAC.  This 5.5% percentage includes a current 4.5% material scrap cost carried by DAC and has been set considering material freight cost, material duties, material inventory cost, material overhead cost and financial cost arising from changes in the payment terms.

11.4         The pricing of each Product shall be set forth in the purchase orders submitted by DAC based on the prices currently agreed between DAC and RME; provided, however, that the parties shall from time to time negotiate in good faith any changes in price for existing Products as a result of agreed changes to the Products or for future Products, and shall update this Agreement as necessary to reflect the current price of each Product.

12.           Payment

12.1         RME shall invoice DAC for Products delivered on or after delivery.

12.2         DAC shall pay RME within 30 days after the date of Product is delivered to DAC.

12.3         DAC products shall be priced and paid for in US$ currency.

13.           Quality Tests

RME is responsible for testing all Products and ensuring they perform in accordance with the specification and agree not to ship any product not meeting specification with DAC prior written consent.

14.           Other products and rest of the transponder value chain

14.1         DAC and RME will work together to develop and evaluate the feasibility of a win-win proposal in order for RME be in charge of the whole transponder value chain including custom packaging for different DAC customers.

14.2         DAC will provide RME with the information needed to quote other electronic products, including current price and target price to be successful so RME could get their suppliers involved to develop a win-win proposal.

15.           Warranty

RME warrants that for 12 months from the delivery date, Products supplied will conform to the applicable Specifications and be free from defects in material and workmanship.  DAC will provide a monthly report to RME of all warranty claims for the Products within the prior month.  Within 30 days of receipt of the above information, which must include itemized serial numbers, product identification, description of failure, and cost of warranty, RME shall credit DAC 100% of the purchase cost of the original product where the serial number identifies the age of the product to be equal to or less than 12 months from delivery date and RME reasonably determines that the Products are defective, based on product failures identified through standard manufacturing testes performed by RME, within ten (10) business days after receipt of the Products.  If no determination is made within such ten (10) business day period, then the Products shall be deemed defective and covered by the warranty.

16.           Liability

16.1         The liability of either party to the other, if any, and the sole and exclusive remedy for damages for any claim of any kind whatsoever made by one party against the other with respect to the supply of products under this Agreement or default in respect of such supply shall be limited to an amount equal to the value of purchases made by DAC from RME in the immediately preceding twelve months.  Under no circumstances will either party be liable to the other for any indirect, special, incidental, or consequential damages arising out of any breach of this agreement whether such damages are labeled in tort, contract, or indemnity, even if the relevant party has been advised of the possibility of such damage.

17.           Termination

17.1         Either party shall be entitled to terminate this agreement immediately if the other:

(i)            commits any breach of this Agreement which cannot be remedied within 30 days after notification;

(ii)           commits a breach which can be remedied but which is not remedied within 30 days of receipt of written notice requiring the breach to be remedied;

(iii)          ceases or threatens to cease trading, becomes insolvent or has a receiver, administrative receiver appointed over the whole or any part of its assets, or enters into composition with is creditors or has a resolution passed or order made for it to be wound up (other than for purpose of a solvent amalgamation or reconstruction);

17.2         Termination shall not affect any rights which have accrued in favour of either party prior to the date of termination.

18.           Confidentiality

18.1         Receiving Party shall:

(i)      Refrain from disclosing any Confidential Information of the Disclosing Party to third parties for three (three) years following the date that Disclosing Party first discloses such Confidential Information to Receiving Party, except as expressly provided in Sections 2(b) and 2(c) of this Agreement;

(ii)     Take reasonable security precautions, at least as great as the precautions it takes to protect its own Confidential Information, but no less than reasonable care, to keep confidential the Confidential Information of the Disclosing Party;

(iii)    Refrain from disclosing, reproducing, summarizing and/or distributing Confidential Information of the Disclosing Party except in pursuance of

Receiving Party’s business relationship with Disclosing Party, and only as otherwise provided hereunder; and

(iv)    Refrain from reverse engineering, decompiling or disassembling any software code and/or hardware devices disclosed by Disclosing Party to Receiving Party under the terms of this Agreement, except as expressly permitted by applicable law.

18.2      Receiving Party may disclose Confidential Information of Disclosing Party in accordance with a judicial or other governmental order, provided that Receiving Party either (i) gives the undersigned Disclosing Party reasonable notice prior to such disclosure to allow Disclosing Party a reasonable opportunity to seek a protective order or equivalent, or (ii) obtains written assurance from the applicable judicial or governmental entity that it will afford the Confidential Information the highest level of protection afforded under applicable law or regulation.  Notwithstanding the foregoing, the Receiving Party shall not disclose any computer source code that contains Confidential Information of the Disclosing Party in accordance with a judicial or other governmental order unless it complies with the requirement set forth in sub-section (i) of this Section 2(b).

18.3      The undersigned Receiving Party may disclose Confidential Information only to Receiving Party’s employees and consultants on a need-to-know basis.  The undersigned Receiving Party will have executed or shall execute appropriate written agreements with third parties sufficient to enable Receiving Party to enforce all the provisions of this Agreement.

18.4      Receiving Party shall notify the undersigned Disclosing Party immediately upon discovery of any unauthorized use or disclosure of Confidential Information or any other breach of this Agreement by Receiving Party and its employees and consultants, and will cooperate with Disclosing Party in every reasonable way to help Disclosing Party regain possession of the Confidential Information and prevent its further unauthorized use or disclosure.

18.5      Receiving Party shall, at Disclosing Party’s request, return all originals, copies, reproductions and summaries of Confidential Information and all other tangible materials and devices provided to the Receiving Party as Confidential Information, or at Disclosing Party’s option, certify destruction of the same.

18.6.     Remedies.  The parties acknowledge that monetary damages may not be a sufficient remedy for unauthorized disclosure of Confidential Information and that Disclosing Party shall be entitled, without waiving any other rights or remedies, to such injunctive or equitable relief as may be deemed proper by a court of competent jurisdiction.

18.7.     Miscellaneous

(a)           All Confidential Information is and shall remain the property of Disclosing Party.  By disclosing Confidential Information to Receiving Party, Disclosing Party does not grant any express or implied right to Receiving Party to or under any patents, copyrights, trademarks, or trade secret information except as otherwise provided herein.  Disclosing Party reserves without prejudice the ability to protect its rights under any such patents, copyrights, trademarks, or trade secrets except as otherwise provided herein.

(b)           The terms of confidentiality under this Agreement shall not be construed to limit either the Disclosing Party or the Receiving Party’s right to independently develop or acquire products without use of the other party’s Confidential Information.  However, this sub-paragraph shall not be deemed to grant to the Receiving Party a license under the Disclosing Party’s copyrights or patents.

19.           Waiver

The failure of either party at any time or times to enforce any provisions within this Agreement shall not affect its right to enforce such provision at a later date.

20.           Law

This Agreement shall be governed by the laws of the state of Minnesota, USA.

21.           Assignment or Transfer.  RME will not, without prior consent in writing, assign, transfer or sub-contract, or in any way make over its obligations of this agreement without DAC’s consent.

22.           Amendments, Assignment, and Entire Agreement.  This Agreement may not be modified, amended, or supplemented except by an agreement in writing signed by both parties.  This Agreement and the rights and obligations hereunder shall not be assignable without the express written consent of the nonassigning party.  Subject to the restrictions against transfer or assignment as herein set forth, the provisions of this Agreement shall inure to the benefit of, and shall be binding on, the permitted successors and assigns of each of the parties hereto.  This Agreement shall constitute the entire agreement between the parties hereto with respect to the transactions contemplated hereby and shall supersede all prior or contemporaneous discussions, negotiations, understandings and agreements.  There are no representations, agreements, arrangements, or understandings, oral or written, between or among the parties hereto relating to the subject matter of this Agreement that are not fully expressed herein.

23.           Counterparts.  This Agreement may be executed in various counterparts or copies, all of which, when taken together, shall constitute the entire agreement.

24.           Waiver.  The failure of any party to insist, in any one or more instances, upon performance of any of the terms, covenants, or conditions of this Agreement shall not be construed as a waiver or a relinquishment of any right or claim granted or arising hereunder or of the future performance of any such term, covenant, or condition, and such failure shall in no way affect the validity of this Agreement or the rights and obligations of the parties hereto.  No waiver of any provision or condition of this Agreement shall be valid unless executed in writing and signed by the party to be bound thereby, and then only to the extent specified in such waiver.  No waiver of any provision or condition of this Agreement shall be construed as a waiver of any other provision or condition of this Agreement, and no present waiver of any provision or condition of this Agreement shall be construed as a future waiver of such provision or condition.

25.           Invalidity

If any provision of this agreement is held by any court or other competent authority to be void or unenforceable in whole or in part, the other provisions of this agreement and the remainder of the affected provisions shall continue to be valid.

26.           Intellectual Property.

26.1         License grants from DAC to RME.  During the term of this Agreement, DAC hereby grants to RME a non-exclusive, royalty free license to use DAC’s Intellectual Property in connection with the manufacture of the Products, which license specifically excludes any right to distribute the Products to third parties or to create any derivative works from the Products.  Except as provided in Clause 10 herein, RME shall have no right to grant sublicenses to any of DAC’s Intellectual Property to third parties.

26.2         License grant from RME to DAC.  In consideration of the sale of the Products to DAC, whether such Products are manufactured by RME or by a third party pursuant to the provisions of Clause 10 herein, DAC and any person acquiring title to any Product through DAC shall be deemed to have been granted a non-exclusive, royalty free license to any and all Intellectual Property held by RME or its Affiliates related to the manufacture, distribution or use of the Products; provided, however, that such license shall be considered as part of each Product and shall not be licensed, sublicensed or conveyed separately from the Product to which such license relates.  RME represents and warrants that prior to the effective date of this Agreement, neither RME nor its Affiliates (i) have used the Intellectual Property to commercialize syringe-implantable transponders for use in humans or animals other than through DAC or (ii) assigned or otherwise granted any rights in the Intellectual Property to any third parties.

26.3         Exclusivity.  So long as DAC purchases not less than the aggregate quantity of Products purchased by DAC in calendar year 2005 from RME (the “Annual Minimum Purchase Amount”), RME shall not, without the prior written consent of DAC in each instance, (i) manufacture or sell any Products (or Products competitive with the Products) to third parties or (ii) knowingly license any Intellectual Property of RME or its Affiliates to any third party for use in manufacture or distribution of the Products or products competitive to the Products.  In the event that RME is unable or unwilling to manufacture the quantities of any Product requested by DAC and does not acquire such Products from third parties pursuant to Clause 10 herein, DAC shall have the right to purchase Products from third parties, and (i) such purchases shall be treated as having been purchased from RME for the purpose of calculating the Annual Minimum Purchase Amount, and (ii) the license of Intellectual Property of RME and its Affiliates referred to in subparagraph (c) above shall be deemed to extend to all such Products manufactured by third parties.  RME shall have the right, on not less than 90 days prior notice, to advise DAC of its willingness to again produce the quantities of Product requested by DAC, and upon delivery of such Products, DAC shall not have the right to treat purchases from third parties against the Annual Minimum Purchase Amount.

26.4         No other interest in Intellectual Property.  Except as expressly provided herein, the parties acknowledge that neither party has, nor shall such party acquire, any interest in the other party’s Intellectual Property.

27            Force Majeure.  Any delay or failure of RME to perform its obligations hereunder shall be excused to the extent that it is caused by an event or occurrence beyond its reasonable control such as, by the way of example and not by way of limitation, acts of god, actions by any governmental authority (whether valid or invalid), fires, floods, windstorms, explosions, riots, natural disasters, wars, sabotage, labor problems (including lockouts, strikes, and slowdowns) at RME’s facility, its source plant or suppliers, inability to obtain power, material, labor, equipment, or transportation, or court injunction or order.

The parties or their duly authorized representatives have executed this Agreement on the date shown at its head.’

Signed for and on behalf of		Signed for and on behalf of
Digital Angel Corporation		Raytheon Microelectronics Espana, S.A.

/s/ James P. Santelli		/s/ Ignacio Galnares

Sr. Vice President James Santelli		Managing Director Ignacio Galnares

Dated:	April 26, 2006	Dated:	April 28, 2006